                                                               EXHIBIT 10.10


                           RESTRICTED STOCK AGREEMENT



         AGREEMENT made this 16th day of January, 1996 between NOW HOLDINGS, INC., a Delaware corporation (the "Company"), and Joel V. Staff ("Employee").

         1.      AWARD.

                 (a) SHARES. Pursuant to the NOW Holdings, Inc. Stock Award and Long-Term Incentive Plan (the "Plan") and upon payment to the Company by Employee of $0.01 per share cash, 25,674 shares (the "Restricted Shares") of the Company's common stock, par value $0.01 per share ("Stock"), shall be issued by the Company as hereinafter provided in Employee's name subject to certain restrictions thereon.

                 (b) ISSUANCE OF RESTRICTED SHARES. The Restricted Shares shall be issued upon acceptance hereof by Employee and upon satisfaction of the conditions of this Agreement.

                 (c) PLAN INCORPORATED. Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

         2. RESTRICTED SHARES. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

                 (a) FORFEITURE RESTRICTIONS. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee's employment with the Company for any reason, Employee shall, for no consideration other than payment by the Company to Employee of $0.01 per share cash, forfeit, effective as of the time of termination of employment, to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. It is understood and agreed by Employee that the Company may from time to time declare dividends on, and make distributions with respect to, its Common Stock, including without limitation, securities or other property received by the Company in connection with the sale of a portion of the Company's business. In the event that Employee is terminated for any reason prior to the actual payment of such dividend or distribution (and whether before or after the declaration of, or record date for, such dividend or distribution and whether before or after completion of such sale of a portion of the Company's business), Employee will not be entitled to receive any such dividends or distributions with respect to any Restricted Shares that are forfeited to the Company as provided herein. If Employee remains an Employee at the time of actual payment of such dividend or distribution, Employee shall be entitled to receive such dividends and distributions only with respect to Restricted Shares as to which Forfeiture Restriction have lapsed. Any remaining dividends and distributions with respect to Restricted Shares shall be paid to Employee at the time of subsequent lapsing of Forfeiture Restriction on such Restricted Shares. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as "Forfeiture Restrictions." The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

                 (b) LAPSE OF FORFEITURE RESTRICTIONS. The Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the following schedule provided that Employee has been continuously employed by the Company from the date of this Agreement through the lapse date:

                                                               Percentage of Total
                                                           Number of Restricted Shares
                                                              as to Which Forfeiture
                                  Lapse Date                    Restrictions Lapse
                                  ----------                    ------------------
         First Anniversary of the date of this Agreement                20%

         Second Anniversary of the date of this Agreement       an additional 20%

         Third Anniversary of the date of this Agreement        an additional 20%

         Fourth Anniversary of the date of this Agreement       an additional 20%

         Fifth Anniversary of the date of this Agreement        the final 20%

         In the event of a merger or consolidation of the Company, a sale of all or substantially all of the assets of the Company, or a sale of all of the outstanding Class A Common Stock and Common Stock of the Company, in which all of the stockholders of the Company receive in such transaction cash and/or securities that are publicly traded and have a total market valuation for all outstanding securities of the same publicly traded class after the transaction of at least $250 million ("Acceleration Transaction"), all of the Forfeiture Restrictions shall lapse immediately prior to the effectiveness of such transaction.

                 (c) TAX BONUS. Upon the occurence of an Acceleration Transaction, the Company shall pay to the Employee with respect to any Acceleration Transaction which is subject to the tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") a tax bonus as described in this Paragraph (c). The tax bonus payable to an Employee under this Paragraph (c) shall be equal to the amount determined by (i) determining the portion of the Acceleration Transaction which is treated as excess parachute payments (within the meaning of Section 280G of the Code or the corresponding provision of any successor statute) and which is subject to the tax imposed under Section 4999 of the Code or the corresponding provision of any successor statute (the "Parachute Amount"), (ii) determining the decimal which expresses the maximum rate of tax imposed under section 4999 of the Code or the corresponding provision of any successor statute (the "Parachute Tax Rate") and the maximum statutory rate, expressed as a decimal, of Federal income tax applicable to the Employee (after reflecting all deductions and adjustments) applicable to the Employee for the taxable year in which the Acceleration Transaction occurs (the" Regular Tax Rate"), (iii) multiplying the Parachute Amount by the Parachute Tax Rate, (iv) multiplying the amount determined in item (iii) by 2/3 and (v) multiplying the amount determined in item (iv) by a fraction, the numerator of which is one and the denominator of which is one minus the Regular Tax Rate.

                 (d) CERTIFICATES. A certificate evidencing the Restricted Shares shall be issued by the Company in Employee's name, or at the option of the Company, in the name of a nominee of the Company, pursuant to which Employee shall have voting rights and shall be entitled to receive all dividends unless and until the Restricted Shares are forfeited pursuant to the provisions of this Agreement. The certificate shall bear a legend as determined by the committee which administers the Plan (the "Committee") evidencing the nature of the Restricted Shares, and the Company may cause the certificate to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture and surrender occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award. Upon request of the Committee, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions without forfeiture and surrender, the Company shall cause a new certificate or certificates to be issued without legend in the name of Employee in exchange for the certificate evidencing the Restricted Shares. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

         3. STOCKHOLDERS AGREEMENT. Following the lapse of the Forfeiture Restrictions as to Restricted Shares (whether in whole or in part), the shares as to which the Forfeiture Restrictions lapsed shall be fully subject to all provisions of the Stockholders Agreement among NOW Holdings, Inc. and its Stockholders dated as of January 16, 1996.

         4. WITHHOLDING OF TAX. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or, if the Committee so determines, shares of unrestricted Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.

         5. STATUS OF STOCK. Employee agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees (i) that the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

         6. EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Internal Revenue Code of 1986, as amended) of the Company or any successor corporation or a Subsidiary (as defined in the Plan). Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

         7. COMMITTEE'S POWERS. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee's rights to make certain determinations and elections with respect to the Restricted Shares.

         8. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

         9. SECTION 83(B) ELECTION. As a condition to receiving the Restricted Shares, Employee agrees to make the election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include the excess of the fair market value of the Restricted Shares as of the date of issuance over the amount paid by the Employee for such Restricted Shares in gross income in the year of such issuance.

         10. NOTICES. Any notice or other communication required or permitted to be made or given hereunder will be sufficiently made or given if sent by certified mail addressed, if to Employee, at his address as set forth in the Company's regular employment records and, if to Company, addressed to it at its principal office.

         11. GOVERNING LAW. This Plan shall be governed by, and construed in accordance with, the internal laws of the State of Texas without regard to the principles of conflicts of law thereof that would require the application of the laws of any jurisdiction other than Texas, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware which matters shall be governed by the latter law.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

                                        NOW HOLDINGS, INC.



                                        By: /S/ JAMES C. COMIS III
                                           ------------------------------------
                                                 James C. Comis III
                                                 Senior Vice President-Finance

                                            /S/ ILLEGIBLE
                                        ---------------------------------------
                                        EMPLOYEE

                                 Joel V. Staff
                               One Winners Circle
                               Houston, TX 77024

Registered Mail

February 13, 1996

District Director
Internal Revenue Service
Austin, TX 73301-0002

Dear Sir:

This letter constitutes an election under Section 83(b) of the Internal Revenue Code and Regulation Section 1.83-2(c) on behalf of:

                Joel V. Staff
                One Winners Circle
                Houston, TX 77024
                Social Security No. ###-##-####

The property with respect to which this election is being made is 25,674 shares of stock of NOW Holdings, Inc., a Delaware corporation. The shares were transferred to me January 17, 1996 and the taxable year to which this election relates is calendar year 1996.

The fair market value of this property at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) is $3,080.88 and the purchase price of the property is $256.74. The property is subject to restrictions which provide for vesting of the property at 20% per year beginning January 17, 1997. If prior to the vesting of the property, the undersigned's employment by NOW Holdings, Inc. or its indirect subsidiary National-Oilwell, L.P. terminates for any reason, the undersigned must resell the property to NOW Holdings, Inc. for the price of $256.74.

Copies of this election have been provided to NOW Holdings, Inc., 666 Steamboat Road, Greenwich, CT 06830 (the person for whom the services are performed). A copy of the election will be filed with my Federal Income Tax return for 1996.

Very truly yours,

/s/ JOEL V. STAFF
- --------------------------------
Joel V. Staff


JVS:nc
taxelect.doc